UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2004 (September 16, 2004)

Monarch Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-49814	04-3627031
State or other jurisdiction	(Commission	(IRS Employer
of Incorporation	File Number)	Identification No.)

375 North Willowbrook Road, Coldwater, MI 49036

(Address of principal executive offices) (Zip Code)

(517) 278-4566

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement; and

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

This Form 8-K/A is being filed to amend Registrant’s Form 8-K filed on September 9, 2004 in connection with the appointment of Donald L. Denney as President and Chief Executive Officer of Monarch Community Bancorp, Inc. Below is a description of the material terms of Mr. Denney’s employment agreement dated September 16, 2004 with Monarch Community Bancorp, Inc. The employment agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Mr. Denney’s (“Executive”) employment agreement provides that during the term of the agreement he shall serve in the capacity of President, Chief Executive Officer and Chief Lending Officer of the Company. The term of the agreement is for the two years beginning on September 6, 2004 and ending on September 5, 2006 unless terminated earlier in accordance with the agreement. During the term of the agreement the Company will pay to Executive a base salary at the rate of $180,000.00 per annum. The rate of Executive’s base salary beginning in 2006 will be reviewed by the Board and Executive will be entitled to an increase in such amount as the Board of Directors may decide. Executive shall also be entitled to receive an annual discretionary bonus in an amount which is based on the bonus program then in effect and shall be eligible for stock options, awards, and participation in the Company’s employee benefit and fringe benefit programs.

Upon any termination of Executive’s employment with the Company (other than a termination which occurs following a change in control), Executive has agreed not to compete with the Company for the longer of (i) the period that Executive continues to receive his base salary under the agreement, or (ii) one year following his date of termination. The agreement’s prohibition on competition presents Executive from working for or advising, consulting or otherwise serving or having a material financial interest in any entity whose business is similar to or which materially competes with the business activities of the Company within a 50 mile radius of Coldwater, Michigan. The prohibition on competition also prohibits Executive from offering employment to or employing on his own behalf or on behalf of another person or entity, any person who is employed by the Company within six months of Executive’s termination of employment.

If the Board of Directors terminates Executive’s employment without cause prior to the expiration of the term, Executive is entitled to his base salary and to continue to participate in the Company’s health care plan for the longer of (i) the remainder of the term of his agreement, or (ii) one year following the date of termination of employment. If Executive’s employment is terminated for cause, no continued payments or benefits are due under the agreement. “For cause” is defined as termination due to Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties or to follow one or more specific written directives of the Board, reasonable in nature and scope, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of the agreement.

If, following a change in control, the agreement is terminated by the Company without cause or by Executive for good reason, Executive is entitled to his base salary and to continue to participate in the Company’s health care plan for a period of two years. “Good reason” generally includes: (A) if Executive would be required to move his personal residence or perform his principal executive functions more than 25 miles from the Company’s main office; (B) if, in the organizational structure of the Company, Executive would be required to report to a person or persons other than the Board of Directors; (C) if the Company should fail to maintain Executive’s base salary or fail to maintain employee benefit plans or arrangements generally comparable to those currently in place; (D) if Executive is assigned substantial duties and responsibilities other than those normally associated with his current position; or (E) if Executive is removed from or not renominated to the Board of Directors of the Company.

A “change in control” is defined to include the following: (A) any third person becoming the beneficial owner of shares of the Company with respect to which 25% or more of the total number votes for the election of the Board may be cast; (B) a change in control of the Company’s subsidiary bank within the meaning of the Home Owners Loan Act of 1933; (C) as a result of or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who are directors of the Company before such transaction or event ceased to constitute a majority of the Board of Directors of the Company or any successor to the Company; or (D) the Company transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Company.

In the event of disputes under the Agreement the parties have agreed to binding arbitration in accordance with the rules of the American Arbitration Association and have waived their right to a trial by jury. The Company has also agreed to indemnify Executive to the fullest extent permitted under law and applicable regulation against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number

	99.2	Employment Agreement dated September 16, 2004 by and between Monarch Community Bancorp, Inc. and Donald L. Denney

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH COMMUNITY BANCORP, INC.
Dated: September 23, 2004	/s/William C. Kurtz
William C. Kurtz
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number
99.2	Employment Agreement dated September 16, 2004 by and between Monarch Community Bancorp, Inc. and Donald L. Denney